WSi INTERACTIVE CORPORATION         Symbols: CDNX - WIZ   OTC - WIZZF

                                  NEWS RELEASE


March 14, 2000

WSi INTERACTIVE CORP. SECURES ALL OF CANADA FOR FIBER BROADBAND AND WIRELESS NETWORK EXCLUSIVE RIGHTS.

MARCH 14, 2000- WSi INTERACTIVE CORP. (CDNX: WIZ; OTCBB: WIZZF)

Further to WSi's news releases March 1st and 3rd , WSi has secured exclusive rights by entering into letters of intent for broadband telecommunication systems for the rest of Canada, including Ontario, from Global Communications Inc. (www.gcintranet.com). WSi has also secured the rights to Washington State. The population in these areas totals approximately 32 million people.

By having exclusive rights to the "dark fiber" broadband network in these regions, WSi will become a major provider in the Broadband Communications revolution. This is an exceptional opportunity for WSi to be at the forefront of second stage development of the Internet backbone. Other companies evolving second stage backbone infrastructure include: Global Crossing (Nasdaq:GBLX), Viatel (Nasdaq:VYTL), and Level Three (Nasdaq:LVLT). WSi is planning to be a key player in a wireless broadband communications network that, when completed, will cover Canada and the United States.

A broadband network offers many advantages for WSi over the traditional web - the most important being that WSi will be able to do true multicasting at very high speeds. It means that instead of sending a single stream to all viewers, they can simply tap into the stream being passed through their ISP.

Global Communications transmission speed is delivered at up to 30.5Mbps directly to every user on the network. This is three times faster than the yet to be delivered high-speed cable systems. Global guarantees a constant speed, equivalent to a bi-directional T-1, to every household or business using its communication network. This ensures that each user has the ability to make or receive a minimum of 3 video (TV quality) phone calls, plus an array of standard voice and data transmissions, simultaneously. High Definition Television, movies, and stereo/hi-fidelity radio will also be available over the Global communications network due to the guaranteed line speed. Global Communications expects to be fully operational in the near future.

It should be noted that the transaction is at a very preliminary stage, as was disclosed in the previous news releases. WSi has secured certain rights, but a due diligence investigation of the consumer need for this equipment must be done in each jurisdiction, and definitive license agreements must be negotiated. The cost of implementing the technology is significant and WSi management will have to consider many factors before a commitment is made to proceed with this project. Once a decision is made to commit or not commit to the technology, WSi will issue a news release with all the pertinent information.

THE BUSINESS OF WSi

WSi INTERACTIVE CORPORATION is an innovative business development and marketing firm whose objective is to capitalize on direct marketing opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, and uses its experience to help Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams.

In this regard, WSi is modeling itself on CMGI (Nasdaq:CMGI). Like CMGI, WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e-commerce. WSi plans to establish itself as a recognized leader in the Internet economy by creating a one-stop shop for e-commerce, e-advertising, financial information, and entertainment.

WSi properties include: Medianetsolutions.com, Targetpacks.com,
Westernshores.com, Stocksecrets.com, Yourwinestore.com; Healthcreator.com, Investmentworldnews.com, and several others.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to:
 info@ws-i.com / fax: 1-877-499-5806.

For fax requests, please complete the following:

NAME:          ______________________________________________

COMPANY:       ______________________________________________

E-MAIL:        ______________________________________________

PHONE#:        ______________________________________________

FAX#:          ______________________________________________

Send by:       E-mail or fax:   yes / no.      E-mail only:    yes / no

Toll free:     1-888-388-4636
Fax:           1-877-499-5806

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

/s/ THEO SANIDAS

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing, and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed or accepted any responsibility for the adequacy or accuracy of the contents of this release.